UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 24, 2007

NorthWestern Corporation

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
125 South Dakota Avenue Sioux Falls, South Dakota (Address of principal executive offices)		57104 (Zip Code)
(605) 978-2908 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On July 24, 2007, the Board of Directors of NorthWestern Corporation announced it had received a notice of termination from Babcock & Brown Infrastructure Limited (“BBI”) terminating the agreement and plan of merger dated as of April 25, 2006 (“Merger Agreement”), pursuant to which NorthWestern would be acquired by BBI in an all cash transaction at $37.00 per share, after the parties received notification that the Merger Agreement would not be approved by the Montana Public Service Commission (“MPSC”).

On May 22, 2007, NorthWestern and BBI received notice from the MPSC that it would not approve the proposed acquisition. Subsequently, on June 25, 2007, NorthWestern and BBI jointly filed an application with the MPSC to reopen the record in order to consider a proposal of revised conditions that provided substantial benefits to Montana customers.

On July 24, 2007, the MPSC denied the joint request for a rehearing and refused to consider the revised proposal the parties submitted to the MPSC with respect to the proposed acquisition of NorthWestern.

In connection with their joint application to reopen the MPSC record, NorthWestern and BBI had agreed that if the MPSC denied the application, then either party could terminate the Merger Agreement on the basis that the MPSC action constituted a final and non-appealable Restraint (as such term is defined in the Merger Agreement).

A copy of the press release is being furnished as Exhibit 99.1 to this Current Report on Form 8-K and is herein incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated July 24, 2007

* filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	________________________________________
Thomas J. Knapp
Vice President, General Counsel and Corporate Secretary

Date: July 24, 2007

Index to Exhibits

EXHIBIT NO.	DESCRIPTION OF DOCUMENT
99.1*	Press Release dated July 24, 2007

* filed herewith